                                   EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

         The Registrant has two subsidiaries: (1) The Franklin Savings and Loan company, a savings and loan association chartered under the laws of the State of Ohio, and (2) DirectTeller systems, Inc., an Ohio corporation engaged in providing computer software services for financial institutions.